UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 9, 2010
Keithley Instruments, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-9965	34-0794417

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28775 Aurora Road, Solon, Ohio	44139

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 248-0400
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-10.1
EX-10.2
EX-10.3

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 9, 2010, Keithley Instruments, Inc. (the “Company”) entered into a change in control agreement (each, a “Change in Control Agreement”) with Joseph P. Keithley, Linda C. Rae, Larry L. Pendergrass and Daniel A. Faia, all of whom are executive officers of the Company.
     Under the Change in Control Agreement, if within the two years following a Change in Control (as defined in the Change in Control Agreement), the Company terminates the executive’s employment without cause or the executive resigns for good reason (a “Triggering Event”), the executive will be entitled to a lump sum payment consisting of:
•	1.0 or, with respect to Mr. Keithley and Ms. Rae, 1.5 times the higher of the executive’s annual salary at the time of the Change in Control or the Triggering Event;

•	1.0 or, with respect to Mr. Keithley and Ms. Rae, 1.5 times the higher of (1) the executive’s current target bonus or (2) the average of the executive’s actual target bonus received for the three fiscal years preceding the Change in Control (or the number of fiscal years that the executive has been with the Company, if less than three); and

•	a portion of his or her then current year target bonus prorated for the number of days in the fiscal quarter in which the Triggering Event occurred, less any amount of such bonus that has already been paid to the executive.
The executive will also receive continued medical, welfare and other benefit coverage until the earlier of the date on which he or she is eligible to receive comparable benefits from another employer or the one-year or, in the case of Mr. Keithley and Ms. Rae, the 18-month anniversary of the Triggering Event. The Company will also provide outplacement services up to a cost of $25,000.
Equity awards held by the executives as of a Change in Control will be treated in accordance with the provisions set forth in the applicable equity award plans and agreements, except that in the case of performance award units, the executives will be entitled to a payout equal to the greater of (1) the initial award amount specified in his or her agreement or (2) the award amount that would be paid out under the agreement if the Company’s performance as of the vesting date for the award was the Company’s actual performance as of the Change in Control date, but such payout cannot be more than 1.5 times the initial award amount.
In the event payments to the executive result in the executive becoming liable for the payment of excise taxes pursuant to section 4999 of the Internal Revenue Code, the payments to be made to the executive as a result of the Change in Control will be reduced to the extent necessary to prevent the payments from being subject to the excise tax, but only if by reason of the reduction, the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made.
In addition, payments to the executive are conditioned upon the executive’s execution and delivery of a release in favor of the Company in the form specified in the Change in Control Agreement. The Change in Control Agreement also provides that, for a period of one year from the date of termination of the executive’s employment that results in a severance payment under the Change in Control Agreement, the executive will not (1) solicit the employment of any employee who has been employed by the Company at any time during the prior six months or (2) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that, as of the date of the executive’s termination of employment, competes with, the business of the Company.
The above description is a summary of the Change in Control Agreements and should be read in conjunction with the full text of the forms of Change in Control Agreement attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Form of Change in Control Agreement entered into by the Company with each of Joseph P. Keithley and Linda C. Rae.

10.2	Change in Control Agreement entered into by the Company with Larry L. Pendergrass.

10.3	Change in Control Agreement entered into by the Company with Daniel A. Faia.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keithley Instruments, Inc.
August 13, 2010	By:	Mark J. Plush

/s/ Mark J. Plush
		Name:	Mark J. Plush
		Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Form of Change in Control Agreement entered into by the Company with each of Joseph P. Keithley and Linda C. Rae.

10.2	Change in Control Agreement entered into by the Company with Larry L. Pendergrass.

10.3	Change in Control Agreement entered into by the Company with Daniel A. Faia.